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                                                                    Exhibit 99.1

FC BANC CORP. NEWS RELEASE

FC Banc Corp.
123 North Sandusky Avenue
Bucyrus, Ohio 44820

         Contact: Coleman J. Clougherty
                  Interim CEO
                  (419) 562-7040

FC BANC CORP. TO REPURCHASE UP TO 4.99% OF ITS OUTSTANDING SHARES

BUCYRUS, Ohio (April 3, 2002) - FC Banc Corp. (OTC Bulletin Board: FCBQ) today announced that its board of directors approved a stock repurchase program, authorizing the repurchase over the next year of up to 4.99% of the outstanding common stock and discontinuing any additional share repurchases under the previous share repurchase program authorized in March of 2001. FC Banc Corp. repurchased 10,343 shares in 2001 and 10,292 in 2002, through March 27, 2002. Repurchases under the program authorized on March 27, 2002 will depend on market conditions. Accordingly, there is no guarantee about the exact number of shares that will be repurchased. Currently, FC Banc Corp. has approximately 579,862 shares outstanding.

The board of directors approved the repurchase program, taking into account current economic and market factors, alternate investment strategies, and the strong capital position of FC Banc Corp. and its subsidiary, The Farmers Citizens Bank. The repurchased shares will become treasury shares available for general corporate purposes. FC Banc Corp. believes that the repurchase of its shares represents an attractive investment opportunity that will benefit the company and its stockholders.

According to Coleman J. Clougherty, Interim Chief Executive Officer of FC Banc Corp., the repurchases generally will be accomplished by open market purchases or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.

ABOUT FC BANC CORP.

At December 31, 2001, FC Banc Corp. reported total assets of approximately $110 million and stockholders' equity of approximately $12 million, or 11.1% of total assets. Through its subsidiary, The Farmers Citizens Bank, FC Banc Corp. offers an extensive line of retail and small business banking services in North Central Ohio through its main office in Bucyrus, two full-service branches at 233 North Sandusky Avenue and 1605 Marion Road in Bucyrus, a branch at 103 East Main Street in Cardington, Ohio, and a fourth branch at 240 West Sandusky Street in Fredericktown, Ohio.

FORWARD-LOOKING STATEMENT

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. FC Banc Corp. assumes no obligation to update any forward-looking statement.

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